Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-201338) of MPM Holdings Inc. of our report dated March 10, 2017, relating to the consolidated financial statements and financial statement schedules of MPM Holdings Inc., and our report dated April 14, 2015, except for the change in the composition of reportable segments disclosed in Note 16, as to which the date is June 17, 2015, relating to the consolidated financial statements and financial statement schedules of MPM Holdings Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

March 23, 2017